Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-184392 on Form S-4 of Owens Realty Mortgage, Inc. of our report dated March 29, 2012 on the financial statements of Owens Mortgage Investment Fund, a California Limited Partnership for the year ended December 31, 2011 and of our report dated December 18, 2012 relating to the balance sheet of Owens Realty Mortgage, Inc. as of November 30, 2012, both of which appear in Amendment No. 1.  We also consent to the reference to us under the heading “Experts” in such Amendment No. 1.

/s/ Crowe Horwath LLP

San Francisco, California
December 18, 2012